Exhibit 99.1

GAIAM Reports Second Quarter 2015 Results

- Net Revenue Increases 27% to $41.1 Million -

BOULDER, CO, August 6, 2015 — GAIAM, Inc. (NASDAQ: GAIA), a leading lifestyle company for yoga, fitness and wellness products and conscious content, reported financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Financial Highlights vs. Prior Year

•	Net revenue increased 27% to $41.1 million

•	Income from operations improved by $3.2 million

•	Year-to-date net cash flows from operating activities improved $10.4 million

•	Balance sheet at quarter end had $18.4 million of cash with no debt

“Our strategy to focus on GAIAM yoga, fitness and wellness continues to drive growth in our business,” said Lynn Powers, CEO of GAIAM. “Our second quarter results included the successful April launch of our exclusive Kohl’s apparel line, which continues to exceed our expectations. Excluding this new revenue stream along with sales from our largest customer, revenue from our top 25 customers increased 30%, demonstrating the strength of our brands beyond just apparel. Revenue from the GAIAM branded business excluding our non-wholly owned subsidiaries was up 37% in the quarter.

“As we look to the second half of the year, we remain well-positioned to execute our major growth initiatives, which include apparel, wellness, as well as demographic and international expansion. We launched our kid’s yoga line at Target in July and it is selling well. In addition, strong demand for our wellness line is expected to add between 500 and 1,000 new doors in the second half of the year, including Vitamin Shoppe. With our largest account back in stock, new line launches and continued strong sell through at our retail accounts, we are well-positioned for our fall/holiday season.”

Second Quarter 2015 Financial Results

Net revenue in the second quarter of 2015 increased 27% to $41.1 million compared to $32.5 million in the same year-ago quarter. GAIAM Brand net revenue in the second quarter increased 26% to $37.9 million compared to the year-ago quarter. Excluding planned declines in catalog sales, GAIAM Brand net revenue in the second quarter of 2015 increased 35% to $36.2 million.

Gross profit in the second quarter of 2015 increased 18% to $18.2 million compared to $15.5 million in the year-ago quarter. As a percentage of net revenue, gross profit was 44.2% compared to 47.7% in the year-ago quarter due to apparel having lower gross margins than the legacy brand business.

Operating expenses in the second quarter of 2015 decreased 2% to $18.2 million compared to $18.6 million in the year-ago quarter. As a percentage of net revenue, operating expenses declined to 44.2% compared to 57.4% in the year-ago quarter due to the increase in revenue.

Income from operations in the second quarter was $23,000 compared to a loss from operations of $3.2 million in the year-ago quarter. The loss from operations for GAIAM TV improved 44% to $1.1 million from $1.9 million in the year-ago quarter.

Net loss for the second quarter was $1.1 million or $(0.05) per share, compared to a net loss of $2.4 million or $(0.10) per share in the year-ago quarter. The second quarter of 2015 included approximately $1.1 million in costs associated with litigation from the sale of GVE Newco to Cinedigm in 2013. The year-ago period included approximately $1.0 million of gains from the sale of investments.

At June 30, 2015, cash totaled $18.4 million compared to $15.8 million at December 31, 2014. The company continues to carry no debt.

GAIAM Chairman Jirka Rysavy stated: “We are pleased with the 27% internal revenue growth for the quarter and the year-to-date $10.4 million improvement in cash flow from operations. In addition, GAIAM TV reached the breakeven point before the end of the quarter and we expect the third quarter to be profitable.”

GAIAM filed a Form-10 with the Securities and Exchange Commission related to the proposed separation of the company’s GAIAM TV media subscription unit from the GAIAM-branded business into two separate publicly traded companies. GAIAM currently expects the separation to take place in the form of a tax-free spin-off to shareholders. The company may, at any time and for any reason until the proposed spin-off is complete, abandon, modify or change the terms of its contemplated spin-off. GAIAM TV is a global digital video streaming service that provides curated conscious media content to its subscribers in over 100 countries. Over 90% of its 7,000 titles are available for streaming exclusively on GAIAM TV through almost any device connected to the Internet.

Conference Call

GAIAM is hosting a conference call today, August 6, 2015, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (888) 389-5988 or (719) 457-1512 for international callers, passcode 8502039. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until August 20, 2015 by dialing (877) 870-5176 or (858) 384-5517 for international callers, passcode 8502039.

About GAIAM

GAIAM, Inc. (NASDAQ: GAIA) is a leading lifestyle company for yoga, fitness and wellness products and content. With a wide distribution network that consists of approximately 38,000 retail doors, 18,000 store within stores, 5,000 category management locations, and e-commerce, GAIAM is dedicated to making yoga, fitness and wellness accessible to all. GAIAM TV is a global digital subscription service with approximately 7,000 exclusive videos available for streaming and download. The Company dominates the health and wellness category and owns the largest library of conscious media. For more information about GAIAM, please visit www.GAIAM.com or call 1.800.869.3603.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While GAIAM believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in GAIAM’s filings with the Securities and Exchange Commission. GAIAM assumes no duty to update any forward-looking statements.

Contacts

Steve Thomas	Cody Slach
Chief Financial Officer	Liolios
(303) 222-3782	(949) 574-3860
Steve.Thomas@GAIAM.com	GAIA@Liolios.com

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash	$18,426	$15,772
Accounts receivable, net	16,075	30,266
Inventory, less allowances	16,845	20,154
Other current assets	19,835	11,998
Current assets of discontinued operations	300	582

Total current assets	71,481	78,772
Property and equipment, net	24,516	23,231
Media library, net	8,319	7,691
Goodwill	15,448	15,448
Other intangibles, net	728	823
Other assets	12,576	12,667

Total assets	$133,068	$138,632

Liabilities and Equity
Current liabilities:
Accounts payable	$11,786	$18,837
Accrued liabilities	26,670	20,236

Total current liabilities	38,456	39,073
Total equity	94,612	99,559

Total liabilities and equity	$133,068	$138,632

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30, 2015		Three Months Ended June 30, 2014
Net revenue	$41,146	100.0%	$32,451	100.0%
Cost of goods sold	22,939	55.8%	16,983	52.3%

Gross profit	18,207	44.2%	15,468	47.7%
Selling and operating	14,493	35.2%	15,160	46.7%
Corporate, general and administration	3,602	8.8%	2,852	8.8%
Other general expenses	89	0.2%	611	1.9%

Income (loss) from operations	23	0.0%	(3,155)	-9.7%
Interest and other income (expense), net	114	0.3%	27	0.1%
Gain on sale of investments	—	0.0%	1,042	3.2%

Income (loss) before income taxes and noncontrolling interest	137	0.3%	(2,086)	-6.4%
Income tax expense	125	0.3%	130	0.5%

Net income (loss) from continuing operations	12	0.0%	(2,216)	-6.9%
(Loss) income from discontinued operations, net of tax	(1,121)	-2.7%	2	0.0%

Net loss	(1,109)	-2.7%	(2,214)	-6.9%
Net income attributable to the noncontrolling interest	(8)	0.0%	(174)	-0.5%

Net loss attributable to Gaiam, Inc.	$(1,117)	-2.7%	$(2,388)	-7.4%

Net loss per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$(0.00)		$(0.10)
From discontinued operations	(0.05)		0.00

Net loss per share attributable to Gaiam, Inc.	$(0.05)		$(0.10)

Weighted-average shares outstanding:
Basic	24,511		24,090

Diluted	24,610		24,090

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Q2 YTD 2015		Q2 YTD 2014
Net revenue	$78,784	100.0%	$70,062	100.0%
Cost of goods sold	43,330	55.0%	37,574	53.6%

Gross profit	35,454	45.0%	32,488	46.4%
Selling and operating	31,213	39.6%	31,523	45.0%
Corporate, general and administration	7,014	8.9%	5,962	8.5%
Other general expenses	89	0.1%	636	0.9%

Loss from operations	(2,862)	-3.6%	(5,633)	-8.0%
Interest and other (expense) income, net	(370)	-0.5%	65	0.1%
Gain on sale of investments	—	0.0%	1,480	2.1%

Loss before income taxes and noncontrolling interest	(3,232)	-4.1%	(4,088)	-5.8%
Income tax expense	174	0.2%	226	0.4%

Net loss from continuing operations	(3,406)	-4.3%	(4,314)	-6.2%
(Loss) income from discontinued operations, net of tax	(1,587)	-2.1%	28	0.0%

Net loss	(4,993)	-6.4%	(4,286)	-6.2%
Net income attributable to the noncontrolling interest	(16)	0.0%	(236)	-0.3%

Net loss attributable to Gaiam, Inc.	$(5,009)	-6.4%	$(4,522)	-6.5%

Net loss per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$(0.14)		$(0.19)
From discontinued operations	(0.06)		0.00

Net loss per share attributable to Gaiam, Inc.	$(0.20)		$(0.19)

Weighted-average shares outstanding:
Basic and diluted	24,501		24,048